PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated May 3, 2013
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$2,749,300 Securities Linked to the American Depositary Shares of BHP Billiton Limited due on November 7, 2014
$5,215,650 Securities Linked to the Common Stock of Citigroup Inc. due on November 7, 2014
$1,476,400 Securities Linked to the Common Stock of eBay Inc. due on November 7, 2014

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the American Depositary Shares (“ADSs”) or common stock of a specific company (the “underlying stock”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying stock is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying stock over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑         Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
❑          Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying stock on any quarterly Observation Date is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑          Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                                               May 3, 2013
Settlement Date                                                                    May 8, 2013
Observation Dates1                                                            Quarterly (see page 4)
Final Observation Date1                                                   November 3, 2014
Maturity Date1                                                                       November 7, 2014
1          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This pricing supplement relates to three separate Trigger Phoenix Autocallable Optimization Securities we are offering.  Each of the two Securities is linked to the ADSs or common stock of a different company and each of the Securities has a different contingent coupon rate, starting price, trigger price and coupon barrier, as specified in the table below. Each of the Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.  The performance of each Security will not depend on the performance of the other Security.

Underlying Stock	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
ADSs of BHP Billiton Limited (BHP)	11.52% per annum	$67.59	$50.69, which is 75% of the starting price	$50.69, which is 75% of the starting price	78008Y202	US78008Y2028
Common Stock of Citigroup Inc. (C)	8.85% per annum	$46.97	$35.23, which is 75% of the starting price	$35.23, which is 75% of the starting price	78008Y301	US78008Y3018
Common Stock of eBay Inc. (EBAY)	10.22% per annum	$54.21	$40.66, which is 75% of the starting price	$40.66, which is 75% of the starting price	78008Y400	US78008Y4008
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
ADSs of BHP Billiton Limited	$2,749,300.00	$10.00	$41,239.50	$0.15	$2,708,060.50	$9.85
Common Stock of Citigroup Inc.	$5,215,650.00	$10.00	$78,234.75	$0.15	$5,137,415.25	$9.85
Common Stock of eBay Inc.	$1,476,400.00	$10.00	$22,146.00	$0.15	$1,454,254.00	$9.85
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount of each Security.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦    You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦    You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying stock, which could be significant.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You are willing to invest in the Securities based on the contingent coupon rate specified on the cover of this pricing supplement.

♦    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying stock.

♦    You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of 18 months.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

    The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦    You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦    You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦    You are unwilling to invest in the Securities based on the contingent coupon rate specified on the cover of this pricing supplement.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying stock.

♦    You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 18 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security
Term:	18 months unless earlier called
Underlying Stock:	The ADSs or common stock of a specific company, as set forth on the cover page of this pricing supplement.
Contingent Coupon:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying stock is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and the corresponding contingent coupon for each Security. The table below reflects the contingent coupon rate of (i) 11.52% per annum for the Securities linked to the ADSs of BHP Billiton Limited, (ii) 8.85% per annum for the Securities linked to the common stock of Citigroup Inc., and (iii) 10.22% per annum for the Securities linked to the common stock of eBay Inc.

Observation Dates	Contingent Coupon Payment Dates	BHP Billiton Limited	Citigroup Inc.	eBay Inc.

August 5, 2013	August 7, 2013	$0.2880	$0.2213	$0.2555

November 4, 2013	November 6, 2013	$0.2880	$0.2213	$0.2555

February 3, 2014	February 5, 2014	$0.2880	$0.2213	$0.2555

May 5, 2014	May 7, 2014	$0.2880	$0.2213	$0.2555

August 4, 2014	August 6, 2014	$0.2880	$0.2213	$0.2555

November 3, 2014	November 7, 2014	$0.2880	$0.2213	$0.2555

Each Contingent Coupon will be paid to the holders of record of the Securities at the close of business on the date that is one business day prior to the applicable Contingent Coupon Payment Date.

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the applicable underlying stock is less than the coupon barrier.

Contingent Coupon Rate:
The contingent coupon rate is (i) 11.52% per annum for the Securities linked to the ADSs of BHP Billiton Limited, (ii) 8.85% per annum for the Securities linked to the common stock of Citigroup Inc., and (iii) 10.22% per annum for the Securities linked to the common stock of eBay Inc.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:
The Securities will be called automatically if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price.

If the Securities are called on any Observation Date, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)

Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
A percentage of the starting price of the underlying stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
A percentage of the starting price of the underlying stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	With respect to each Security, the closing price of the applicable underlying stock on the trade date, as specified on the cover page of this pricing supplement.
Ending Price:	The closing price of the applicable underlying stock on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange in the U. S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying stock was observed and the trigger price and coupon barrier were determined. The contingent coupon rate was set.

Quarterly:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying stock is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying stock, for an amount equal to:

$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying stock is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying stock is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying stock on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying stock is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the applicable trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the underlying stock even though your potential return is limited to the contingent coupon rate.   As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate was set on the trade date, the underlying stock’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
An Investment in the Securities Is Subject to Single Stock Risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of that underlying stock (the ‘‘underlying stock issuer’’), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Securities.  For additional information about each underlying stock and their respective issuers, please see "Information about the Underlying Stocks” in this pricing supplement and the respective underlying stock issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the applicable underlying stock issuer with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity —  While any payment for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity if not previously called.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦
The Securities May Be Subject to Non-U.S. Securities Markets Risk: An investment in securities linked to the value of a non-U.S. company, such as BHP Billiton Limited, which is issued by an Australian issuer, involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. company’s common equities may be affected by political, economic, financial and social factors in the home country of such non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the applicable Securities.

♦
Owning the Securities Is Not the Same as Owning the Underlying Stock — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities, while your potential return will be limited to the applicable contingent coupon payments.

♦
There Is No Affiliation Between the Respective Underlying Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by Those Issuers — We are not affiliated with any underlying stock issuer.  However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying stock issuer.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the underlying stocks and the underlying stock issuers.  You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities.  The underlying stock issuers are not involved in this offering and have no obligation of any sort with respect to your Securities.  The underlying stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying stock;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Stock Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Risks Specific to ADSs

♦
Risks Associated with Foreign Securities Markets: Because foreign equity securities underlying ADSs may be publicly traded in the applicable foreign country and are denominated in currencies other than U.S. dollars, investments in Securities linked to ADSs, such as the Securities linked to the ADSs of BHP Billiton Limited, involve particular risks. For example, the Australian Securities Exchange may be more volatile than the U.S. securities markets, and market developments may affect that market differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the Australian securities market, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in that market.  Securities prices in Australia generally are subject to political, economic, financial and social factors that apply to the Australia market. These factors, which could negatively affect the Australian securities market, include the possibility of changes in the Australian government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Australian companies or investments in Australian equity securities and the possibility of fluctuations in the rate of exchange between the U.S. dollar and the Australian dollar. Moreover, the Australian economy may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Exchange Rate Risk: Because ADSs are denominated in U.S. dollars but represent Australian equity securities that are denominated in Australian dollars, changes in currency exchange rates may negatively impact the value of the ADSs. The value of the Australian dollar may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, the Australian government or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for the Securities linked to the ADSs of BHP Billiton Limited.

♦
There Are Important Differences Between the ADSs and the Ordinary Shares of BHP Billiton Limited: There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares of BHP Billiton Limited. The ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary and the holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the ADSs and, as a result, the value of the Securities linked to BHP Billiton Limited.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying stock relative to its starting price. Royal Bank of Canada cannot predict the ending price of any underlying stock. You should not take these examples as an indication or assurance of the expected performance of any underlying stock. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following hypothetical assumptions (actual terms for each Security are specified on the cover page of this pricing supplement):

Principal Amount:	$10.00
Term:	18 months
Starting Price:	$50.00
Contingent Coupon Rate*:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon*:	$0.25 per quarter
Observation Dates:	Quarterly
Trigger Price:	$37.50 (which is 75% of the starting price)
Coupon Barrier:	$37.50 (which is 75% of the starting price)

* Not the actual contingent coupon rate. The actual contingent coupon rate for each of the Securities are set forth in “Final Terms of the Notes” and on the cover page of this pricing supplement.

Scenario #1: Securities Are Called on the First Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above starting price)	$10.25 (settlement amount)
	Total Payment:	$10.25 (2.50% return)
Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.25 per Security, reflecting your principal amount plus the applicable contingent coupon, for a 2.50% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$40.50 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Second Observation Date	$38.00 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Third Observation Date	$55.00 (at or above starting price)	$10.25 (settlement amount)
	Total Payment:	$10.75 (7.50% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.25 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.50 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.75 per Security, for a 7.50% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Stock Is at or Above the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Second Observation Date	$28.00 (below coupon barrier)	$0.00
Third Observation Date	$25.00 (below coupon barrier)	$0.00
Fourth Observation Date	$37.00 (below coupon barrier)	$0.00
Fifth Observation Date	$41.00 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Final Observation Date	$47.50 (at or above trigger price and coupon barrier; below starting price)	$10.25 (Payment at Maturity)
	Total Payment:	$10.75 (7.50% return)
At maturity, Royal Bank of Canada will pay you a total of $10.25 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.50 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.75 per Security, for a 7.50% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Stock Is Below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$47.50 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Second Observation Date	$45.00 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Third Observation Date	$42.50 (at or above coupon barrier; below starting price)	$0.25 (contingent coupon)
Fourth Observation Date	$37.00 (below coupon barrier)	$0.00
Fifth Observation Date	$31.00 (below coupon barrier)	$0.00
Final Observation Date	$20.00 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.75 (-52.50% return)
Since the Securities are not called and the ending price of the underlying stock is below the trigger price, Royal Bank of Canada will pay you at maturity $4.00 per Security.  When added to the contingent coupon payments of $0.75 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $4.75 per Security, for a loss on the Securities of 52.50%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Securities Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to payments made on the Securities will generally begin no earlier than January 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the Securities.  Holders are urged to consult their own tax advisors regarding the implications of this legislation on their investment in the Securities.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the underlying stock of the Security is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Stocks
Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly intra-day high and low and period-end closing prices for each of the underlying stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

BHP Billiton Limited
According to publicly available information, BHP Billiton Limited is an international resources company. The company's principal business lines are mineral exploration and production, including coal, iron ore, gold, titanium, ferroalloys, nickel and copper concentrate, as well as petroleum exploration, production, and refining.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 811809. The company’s ADSs are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BHP.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this underlying stock on May 3, 2013 was $67.59.  The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2009	3/31/2009	$48.76	$33.10	$44.60
4/1/2009	6/30/2009	$62.92	$43.40	$54.73
7/1/2009	9/30/2009	$69.45	$49.07	$66.01
10/1/2009	12/31/2009	$78.75	$61.67	$76.58
1/1/2010	3/31/2010	$82.67	$66.52	$80.32
4/1/2010	6/30/2010	$83.20	$58.38	$61.99
7/1/2010	9/30/2010	$77.75	$60.94	$76.32
10/1/2010	12/31/2010	$93.55	$75.92	$92.92
1/1/2011	3/31/2011	$96.66	$83.86	$95.88
4/1/2011	6/30/2011	$104.58	$86.35	$94.63
7/1/2011	9/30/2011	$97.37	$65.83	$66.44
10/1/2011	12/31/2011	$84.36	$62.54	$70.63
1/1/2012	3/31/2012	$82.22	$69.97	$72.40
4/1/2012	6/30/2012	$76.10	$59.89	$65.30
7/1/2012	9/30/2012	$72.99	$60.73	$68.61
10/1/2012	12/31/2012	$78.56	$67.32	$78.44
1/1/2013	3/31/2013	$80.53	$68.43	$68.43
4/1/2013	5/3/2013*	$71.46	$63.19	$67.59

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 3, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of BHP Billiton Limited’s ADSs from May 3, 2008 to May 3, 2013, based on the starting price of $67.59, which was the closing price of this underlying stock on May 3, 2013. The dotted line represents the coupon barrier and trigger price of $50.69, which is equal to 75% of the starting price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Citigroup Inc.
According to publicly available information, Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers. The company services include investment banking, retail brokerage, corporate banking, and cash management products and services. The company serves customers globally.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 831001. The company’s common stock is listed on the NYSE under the ticker symbol “C.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this underlying stock on May 3, 2013 was $46.97.  The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2009	3/31/2009	$75.80	$9.70	$25.30
4/1/2009	6/30/2009	$44.80	$24.30	$29.70
7/1/2009	9/30/2009	$54.20	$25.50	$48.40
10/1/2009	12/31/2009	$50.00	$31.50	$33.10
1/1/2010	3/31/2010	$44.00	$31.10	$40.50
4/1/2010	6/30/2010	$50.70	$35.30	$37.60
7/1/2010	9/30/2010	$43.00	$36.20	$39.00
10/1/2010	12/31/2010	$48.50	$39.10	$47.30
1/1/2011	3/31/2011	$51.50	$43.40	$44.20
4/1/2011	6/30/2011	$46.90	$36.76	$41.64
7/1/2011	9/30/2011	$43.05	$23.19	$25.62
10/1/2011	12/31/2011	$34.40	$21.40	$26.31
1/1/2012	3/31/2012	$38.40	$27.16	$36.55
4/1/2012	6/30/2012	$37.14	$24.61	$27.41
7/1/2012	9/30/2012	$35.25	$24.91	$32.72
10/1/2012	12/31/2012	$40.18	$32.70	$39.56
1/1/2013	3/31/2013	$47.91	$40.29	$44.24
4/1/2013	5/3/2013*	$47.68	$41.60	$46.97

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 3, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Citigroup Inc.’s common stock from May 3, 2008 to May 3, 2013, based on the starting price of $46.97, which was the closing price of this underlying stock on May 3, 2013. The dotted line represents the coupon barrier and trigger price of $35.23, which is equal to 75% of the starting price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

eBay Inc.
According to publicly available information, eBay Inc. operates an online trading community. The company's service is used by buyers and sellers for the exchange of products and services such as coins, collectibles, computers, memorabilia, stamps and toys, as well as concert and sporting tickets. The company also offers, through a subsidiary, secure online payment services.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1065088. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “EBAY.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of this underlying stock on May 3, 2013 was $54.21.  The historical performance of this underlying stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2009	3/31/2009	$15.48	$9.91	$12.56
4/1/2009	6/30/2009	$18.39	$12.28	$17.13
7/1/2009	9/30/2009	$24.73	$15.78	$23.61
10/1/2009	12/31/2009	$25.80	$21.52	$23.54
1/1/2010	3/31/2010	$28.36	$21.52	$26.95
4/1/2010	6/30/2010	$27.67	$19.54	$19.61
7/1/2010	9/30/2010	$25.16	$19.06	$24.40
10/1/2010	12/31/2010	$31.64	$23.94	$27.83
1/1/2011	3/31/2011	$35.35	$27.22	$31.04
4/1/2011	6/30/2011	$34.65	$28.16	$32.27
7/1/2011	9/30/2011	$34.99	$26.86	$29.49
10/1/2011	12/31/2011	$34.43	$27.42	$30.33
1/1/2012	3/31/2012	$38.18	$29.55	$36.89
4/1/2012	6/30/2012	$43.93	$35.32	$42.01
7/1/2012	9/30/2012	$50.64	$38.06	$48.41
10/1/2012	12/31/2012	$53.09	$45.66	$51.02
1/1/2013	3/31/2013	$57.26	$49.55	$54.22
4/1/2013	5/3/2013*	$58.04	$51.16	$54.21

*As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 3, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of eBay Inc.’s common stock from May 3, 2008 to May 3, 2013, based on the starting price of $54.21, which was the closing price of this underlying stock on May 3, 2013. The dotted line represents the coupon barrier and trigger price of $40.66, which is equal to 75% of the starting price on May 3, 2013.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.